Exhibit 6.9

This COMPANY ENGAGEMENT and POSTING AGREEMENT (the “Agreement”) is made as of 11/22/2022, by and among StartEngine Capital LLC, a Delaware limited liability (“StartEngine Capital”), and Future Cardia, [Legal Company Name] a Nevada / C-Corporation [State/ Type of Entity] (the “Company”).

R E C I T A L S

WHEREAS, the Company wishes to engage StartEngine Capital regarding its offering of Securities (the “Securities”) to be defined upon completion of due diligence and acceptance of terms and conditions contained herein in the amount of up to $5 million (the “Offering”) pursuant to the exemption from registration under Section 4(a)(6) of the Securities Act of 1933 (the “Securities Act”);

WHEREAS, the Company has decided to set a minimum funding goal of $10,000 (the “Minimum Offering Amount”);

WHEREAS, StartEngine Capital operates a funding portal registered with the United States Securities and Exchange Commission (“SEC”) and is a member of the Financial Industry Regulatory Authority (“FINRA”) under SEC Regulation Crowdfunding (“Regulation Crowdfunding”) and FINRA’s Funding Portal Rules to make electronic offerings of securities to eligible investors (the “Investors”)under those Rules on www.startengine.com (the “Site”);

WHEREAS, the Company wishes to engage StartEngine Capital to provide funding portal services for the Offering.

NOW, THEREFORE, the undersigned, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, intending to be legally bound, hereby agree as follows:

SERVICES AND FEES

1.	ENGAGEMENT: Company hereby engages StartEngine Capital to provide the services set out herein upon the subject to the terms and conditions set out in this Agreement and the Platform Terms & Conditions (“Platform Terms”), Terms of Use, and Privacy Policy; each of which is hereby incorporated into this Agreement. Company has read and agreed to Platform Terms, and Company understands that this Company Engagement and Posting Agreement governs Company’s use of the Site and the Services. Terms not defined herein are as defined in Platform Terms, as applicable. This Agreement will be voided if Company does not launch the Offering on the Site within four months from signing.

1.	STARTENGINE SERVICE: Company agrees that StartEngine Capital shall provide the below services.

●	SEC Filing: StartEngine Capital agrees to file Company’s Form-C with SEC EDGAR database.

●	Compliance Review: StartEngine Capital agrees to review Company’s Offering details and Offering documents for regulatory compliance. The Company acknowledges that if the Company does not respond during the review process for over 90 days, they may be required to restart the review process.

●	Onboarding Support: StartEngine Capital shall provide Company with a dedicated Onboarding Manager to facilitate launching the Offering.

●	Campaign Page Design: StartEngine Capital shall design, build, and create Company’s campaign page. StartEngine’s team will provide 2 complete drafts, each with one round of edits, before finalizing all edits to produce a final campaign page.

●	Security Type: Company agrees to offer one of StartEngine Capital’s security instruments: equity, convertible note or StartEngine SAFE.

●	Standard Purchase (Subscription) Agreement: Company agrees to use StartEngine Capital’s Standard Purchase (Subscription) Agreement (specific to security type).

●	Multiple Withdrawals (Disbursements): Company agrees to monthly releases of proceeds from escrow after the Company elects to have funds disbursed for the first time. The first disbursement cannot occur until the campaign has surpassed its Minimum Offering Amount and at least 21 days have passed since the filing of the Form C.

●	Access to a robust & detailed resource center that will contain playbooks, and all information we currently verbally share with issuers

●	Access to issuer analytics (GA), GTM container, and necessary pixels to market your raise

●	Access to paid creative services - Creative videos and ad content

●	Weekly marketing workshops with a Funding Strategist covering topics like perks, launch, and closing strategies

●	Access to a monthly issuer marketing workshop for Q&A

●	Access to a monthly marketing newsletter on new best practices and platform updates

●	Ongoing campaign support with StartEngine’s Customer Success Team

Company agrees that StartEngine Capital reserves the right to display and announce the Offering at a capital raise threshold chosen by StartEngine Capital. StartEngine Capital reserves the right to determine or amend the threshold amount at any time. Company’s Offering will be searchable, receive a unique URL and be included in the 10% StartEngine’s OWNer bonus feature at time of launch.

Company agrees that its officers, directors, and their immediate family members (“insiders”) will only invest in its Reg CF offering after the Company has exceeded its minimum offering amount. These insiders may only invest by wire and cannot cancel their investments. Company further agrees to notify StartEngine when these insider investments occur.

Company agrees to post monthly updates via the StartEngine Campaign Page Update feature once the Offering closes. These monthly updates will continue during and after the Offering and must continue for as long as the company is in business, even if Company is no longer required to file reports with the SEC.

Campaigns can be extended for any period up to 60 days as long as Company has raised over $200,000 total or $40,000 in the last month through the Offering. If Company fails to meet one of these financial milestones, the issuer can receive a 1-time 30 day extension.StartEngine Capital reserves the right to not extend an offering at its own discretion.

2.	PLATFORM SERVICE AND FEES: As compensation for the services provided hereunder by StartEngine Capital, Company shall pay to StartEngine Capital at each disbursement of proceeds of the Offering the following:

●	5.5% cash commission.

●	$10,000 one time fee, payable to StartEngine Crowdfunding, Inc.; for the avoidance of doubt, in the event the Company decides to terminate its Offering after reaching the Minimum Offering Amount and prior to disbursing any funds from escrow, the Company shall still be obligated to pay to StartEngine Crowdfunding, Inc. this $10,000 one time fee.

●	3% commission paid in the form of securities offered in the Offering, calculated at the price at which the securities are offered in the Offering.

●	Notwithstanding the foregoing, Company shall only pay 1% cash commission with respect to investments of $20,000 or higher received from a specific list of no more than 20 institutional or angel investors (the “Company Investors”) that the Company will provide to StartEngine Capital before launching the Offering on the Site.

The 5.5% cash commission fee shall be paid in cash upon disbursement of funds from escrow at the time of each closing. The $10,000 one time fee will be paid during the Company’s first disbursement from escrow. The 3% security commission will be issued upon the completion of the Offering after the final proceeds are determined. Payment will be made to StartEngine directly from the escrow account maintained for the Offering. The Company acknowledges that pursuant to Regulation Crowdfunding, StartEngine Capital is responsible for providing instructions to the escrow agent for distribution of funds held pending completion or termination of the Offering. Full payment terms are set out in Section [5] of the Platform Terms.

The platform compensation covers the following: Platform listing fee, initial Form C filing, Form C-U filing, escrow services, incoming ACH, credit card, wire and check fees, outgoing wire fees and costs associated with investor Anti-Money Laundering (AML) review.

●	The Company is expressly forbidden from bidding on any StartEngine branded keywords, misspellings, related derogatory terms and similar terms in advertising campaigns on the Google, Bing, and Facebook platforms. Some of these keywords include but are not limited to:

○	StartEngine

○	Start Engine

○	StartEngine Crowdfunding

○	StartEngine Stock

○	Invest in StartEngine

○	StartEngine Shares

The Offering is subject to termination if the Company violates these targeting and bidding requirements.

3.	DEPOSIT HOLD: Company agrees that 6% of the total funds committed will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 6 months following the close of the Offering. If the company surpasses $500,000 in amount raised for the Offering, 75% of this hold back will be released back to the company after 2 months and the remaining 25% shall be held for the remaining 4 months.

4.	BAD ACTOR CHECKS: Company agrees to run bad actor checks on any officers, directors or 20%+ shareholders of the Company, and any such individual as identified by StartEngine Capital. Additionally, the Company agrees to run a bad actor check on the Company itself. Each check is conducted by a third party provider and costs $100/check.

5.	COMPANY INFORMATION & NOTICES: Any notices required by this Agreement shall be delivered via email to the other parties hereto at such email addresses as such other parties may designate from time to time for the receipt of such notices. At their discretion, StartEngine Capital and their affiliates may communicate with respect to the services in this agreement only with the person identified below or any other person specifically authorized by such person. Until further notice, the email addresses of each party to this Agreement for this purpose shall be the following:

If to StartEngine Capital:

Attn:

Title:

Email:

If to Company:

Attn:

Email:

6.	ENTIRE AGREEMENT COUNTERPARTS; AMENDMENTS: This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the parties. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. If any portion or provision of this Agreement is for any reason found to be ineffective, unenforceable, or illegal by any arbitrator or court having jurisdiction, such condition will not affect the validity or enforceability of any of the remaining portions or provisions hereof. No party may transfer or assign its rights and obligations under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, without the consent of the other parties, any party may transfer or assign its rights and obligations hereunder in whole or in part (a) pursuant to any merger or consolidation, and, (b) to the successors and assigns of all or substantially all of the assets of such assigning party, provided such entity shall be bound by the terms hereof. This Agreement will be binding upon and will inure to the benefit of successors and assigns. This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

7.	ELECTRONIC SIGNATURE AND COMMUNICATIONS NOTICE AND CONSENT: Company, StartEngine Capital each hereby consents and agrees that electronically signing this Agreement constitutes each party’s signature, acceptance and agreement as if actually signed by that party in writing. Further, each party agrees that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between the parties hereto. Each party understands and agrees that their e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding. Each party agrees that their electronic signature is the legal equivalent of their manual signature on this Agreement and consents to be legally bound by the Agreement’s terms and conditions. Furthermore, each party hereby agrees that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in the Notices section above or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider, or due to a recipient’s change of address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Company, and if you desire physical documents then you agree to directly and personally print, at your own expense, the electronically-sent communication(s) and maintaining such physical records in any manner or form that you desire.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

StartEngine Capital LLC

By:	/s/ Josh Amster

Name:	Josh Amster
Title:

Company

By:	/s/ Jaeson Bang
Name:	Jaeson Bang
Title:	CEO

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